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                                            EXHIBIT 12


    TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                     Three Months Ended
                                          March 31,
                                      1996         1995
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $153.7       $146.7
  One-third of rental expense           2.9          3.9
                                     ______       ______
    Total                            $156.6       $150.6
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $ 47.8       $ 46.9
  Provision for income taxes           26.8         32.2
  Fixed charges                       156.6        150.6
                                     ______       ______
    Total                            $231.2       $229.7
                                     ======       ======

Ratio of earnings from continuing
  operations to fixed charges          1.48         1.53
                                       ====         ====